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                              List of Subsidiaries



1. Sungold Entertainment USA, Inc. incorporated in Arizona, United Sates of America

2.   Horsepower  Broadcasting  Network  Inc.  incorporated  in British Columbia,
     Canada

3. Horsepower Broadcasting Network (HBN) International Ltd. incorporated in the Canadian Federal jurisdiction